Exhibit 99.1

PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES FIRST QUARTER RESULTS

Fort Lauderdale, Florida

April 22, 2009

FOR IMMEDIATE RELEASE — SEACOR Holdings Inc. (NYSE:CKH) announced net income attributable to its stockholders for the first quarter ended March 31, 2009 of $53.0 million, or $2.36 per diluted share, on operating revenues of $399.5 million.

For the quarter ended March 31, 2008, net income attributable to SEACOR Holdings Inc. was $36.6 million (see explanation below on the retrospective application of FSP APB 14-1), or $1.50 per diluted share, on operating revenues of $354.5 million.

For the preceding quarter ended December 31, 2008, net income attributable to SEACOR Holdings Inc. was $70.5 million (see explanation below on the retrospective application of FSP APB 14-1), or $3.11 per diluted share, on operating revenues of $454.9 million. Comparison of results for the first quarter ended March 31, 2009 with the preceding quarter ended December 31, 2008 is included in the discussion below.

Highlights for the Quarter

Offshore Marine Services – Operating income in the first quarter was $76.5 million on operating revenues of $164.8 million compared with operating income of $97.2 million on operating revenues of $186.0 million in the preceding quarter. First quarter results included $14.4 million in gains on asset dispositions compared with $34.2 million in gains in the preceding quarter. Excluding the impact of gains on asset dispositions, operating income was $1.0 million lower in the first quarter.

Overall operating revenues were $21.2 million lower in the first quarter primarily due to net fleet dispositions, a shorter quarter, a reduction in rig moving activity in the U.S. Gulf of Mexico and lower overall utilization primarily due to cold-stacking eighteen vessels in the U.S. Gulf of Mexico. The number of days available for charter in the first quarter decreased by 919, or 6%. Overall utilization decreased from 87.5% to 80.9% and overall average day rates increased to $12,777 per day from $12,402 per day in the preceding quarter.

Operating expenses were $14.6 million lower in the first quarter primarily due to net fleet dispositions, the impact of cold-stacking vessels, reduced regulatory drydocking and mobilization activity and lower insurance expense. Administrative and general expenses were lower primarily due to cost reductions following the restructuring of the international group and a reduction in the provision for doubtful accounts following the collection of outstanding receivable balances.

Marine Transportation Services – Operating income in the first quarter was $0.6 million on operating revenues of $26.5 million compared with operating income of $2.1 million on operating revenues of $28.8 million in the preceding quarter.

The reduction in operating income was primarily due to 24 days of out-of-service time during the first quarter for the Seabulk Energy while undergoing a regulatory drydocking. Operating income improved for the Seabulk Pride, which worked the entire first quarter following its return to service on October 21, 2008 after undergoing a regulatory drydocking. In addition, fuel expenses were lower due to a reduction in spot market activity and lower prices.

Inland River Services – Operating income in the first quarter was $12.9 million on operating revenues of $37.0 million compared with operating income of $20.4 million on operating revenues of $44.0 million in the preceding quarter. First quarter results included $2.3 million in gains on asset dispositions compared with $4.1 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income was $5.6 million lower in the first quarter primarily due to weaker demand for non-grain shipments. Operating income improved for towboats and liquid tank barges primarily due to the addition of new equipment.

Aviation Services – Operating income in the first quarter was $6.3 million on operating revenues of $59.4 million compared with an operating loss of $3.2 million on operating revenues of $57.6 million in the preceding quarter.

The improvement in operating income was primarily due to increased activity in the U.S. Gulf of Mexico and a decrease in operating expenses due to lower fuel prices, the timing of repairs and maintenance and a reduction in hurricane related clean-up activities. In addition, operating results improved in the air medical services business. Administrative and general expenses were lower primarily due to a reduction in the provision for doubtful accounts following the recovery of a receivable balance from a major Alaska-based customer and depreciation was lower as certain assets acquired in a 2004 acquisition reached the end of their depreciable lives.

Environmental Services – Operating income in the first quarter was $1.2 million on operating revenues of $34.2 million compared with operating income of $5.5 million on operating revenues of $45.4 million in the preceding quarter. The decrease in operating income was primarily due to a reduction in emergency response activity.

Commodity Trading – Operating income in the first quarter was $0.8 million on operating revenues of $64.5 million compared with an operating loss of $3.8 million on operating revenues of $79.9 million in the preceding quarter. Operating results in the first quarter improved due to lower insurance expenses and lower wage and benefit costs.

Harbor and Offshore Towing Services – Operating income in the first quarter was $1.7 million on operating revenues of $16.3 million compared with operating income of $2.4 million on operating revenues of $16.8 million in the preceding quarter. The decrease in operating results was primarily due to generally lower activity levels.

Interest Income – Interest income was $1.0 million in the first quarter compared with $2.6 million in the preceding quarter. The decrease was primarily due to lower interest rates.

Interest Expense – Interest expense was $14.3 million in the first quarter compared with $15.3 million in the preceding quarter. The decrease in interest expense was primarily due to the Company’s first quarter purchases of $16.9 million in principal amount of its Senior Notes and Convertible Debentures partially offset by its drawdown of $25.0 million on its unsecured revolving credit facility, resulting in a lower overall interest rate. The impact of adopting FSP APB 14-1, as described below, was an additional $2.1 million of pre-tax, non-cash interest expense in the first quarter and an additional $2.0 million of pre-tax, non-cash interest expense in the preceding quarter.

Debt Extinguishment – During the first quarter, the Company recorded gains of $1.4 million on the purchases of $16.9 million in principal amount of its Senior Notes and Convertible Debentures compared with gains of $6.3 million on the purchases of $101.8 million in principal amount of its Senior Notes in the preceding quarter. The gains resulted from the purchase of these notes at average prices below par and the recognition of unamortized net premiums.

Marketable Securities– Marketable security losses were $4.0 million in the first quarter compared with losses of $0.5 million in the preceding quarter.

Derivatives – Derivative gains were $3.6 million in the first quarter compared with losses of $4.5 million in the preceding quarter. The gains in the first quarter were primarily due to gains on equity index and option positions and commodity futures contracts.

Foreign Currencies – Foreign currency gains were $0.7 million in the first quarter compared with losses of $4.4 million in the preceding quarter. Losses in the preceding quarter were primarily due to the strengthening of the U.S. dollar versus the pound sterling.

Equity in Earnings of 50% or Less Owned Companies – Equity in earnings from joint ventures was $3.5 million in the first quarter compared with equity in earnings of $4.0 million in the preceding quarter.

Capital Commitments – The Company’s unfunded capital commitments as of March 31, 2009, consisted primarily of offshore marine vessels, helicopters, ocean liquid tank barges and inland river towboats and totaled $124.6 million, of which $87.0 million is payable during 2009 and the balance payable through 2010. Of the total unfunded capital commitments, $22.9 million may be terminated without further liability other than the payment of liquidated damages of $3.1 million in the aggregate. Subsequent to the end of the quarter, the Company committed to purchase additional equipment for $8.0 million. As of March 31, 2009, the Company held balances of cash, cash equivalents, restricted cash, marketable securities, construction reserve funds and title XI reserve funds totaling $749.2 million.

FSP APB 14-1 – Effective January 1, 2009, the Company adopted Financial Accounting Standards Board Staff Position, Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires issuers of convertible debt to account separately for the liability and equity components in a manner that reflects the entity’s non-convertible debt borrowing rate. The resulting debt discount is amortized over the period the debt is expected to be outstanding as additional non-cash interest expense. Upon adopting FSP APB 14-1, the Company recorded the impact on a retrospective basis for all relevant periods and adjusted previously reported retained earnings as of December 31, 2008 to $1.403 billion from $1.422 billion. Previously reported diluted earnings per common share remained unchanged.

* * * * *

SEACOR Holdings is a global provider of equipment and services primarily supporting the offshore oil and gas and marine transportation industries. SEACOR offers customers a diversified suite of services including offshore marine, inland river, aviation, environmental, commodity trading and offshore and harbor towing. SEACOR is focused on providing highly responsive local service combined with the highest safety standards, innovative technology, modern, efficient equipment and dedicated, professional employees.

This release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the unprecedented decline in valuations in the global financial markets and illiquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, loss of U.S. coastwise endorsement for the retrofitted double-hull tankers, Seabulk Trader and Seabulk Challenge, if the Company is unsuccessful in litigation instructing the U.S. Coast Guard to revoke their coastwise charters, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services, Marine Transportation Services and Aviation Services, decreased demand for Marine Transportation Services and Harbor and Offshore Towing Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations, the dependence of Offshore Marine Services, Marine Transportation Services and Aviation Services on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels and aircraft, industry fleet capacity, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company's Common Stock, increased competition if the Jones Act is repealed, operational risks of Offshore Marine Services, Marine Transportation Services, Harbor and Offshore Towing Services and Aviation Services, effects of adverse weather conditions and seasonality, future phase-out of Marine Transportation Services' double-bottom tanker, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and Environmental Services' ability to comply with such regulation and other governmental regulation, changes in National Response Corporations' Oil Spill Removal Organization classification, liability in connection with providing spill response services, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors in Inland River Services' operations, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the following should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Forward-Looking Statements" in Item 7 on the Company's Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which are incorporated by reference.

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data, unaudited)

	Three Months Ended March 31,
	2009	2008

Operating Revenues	$ 399,516	$ 354,455

Costs and Expenses:
Operating	248,412	235,040
Administrative and general	38,682	39,005
Depreciation and amortization	39,264	37,800
	326,358	311,845

Gains on Asset Dispositions and Impairments, Net	16,760	11,906

Operating Income	89,918	54,516

Other Income (Expense):
Interest income	1,043	7,476
Interest expense	(14,337)	(13,491)
Debt extinguishment gains, net	1,363	—
Marketable security losses, net	(3,981)	(5,684)
Derivative gains, net	3,611	6,467
Foreign currency gains, net	658	2,610
Other, net	190	164
	(11,453)	(2,458)
Income Before Income Tax Expense and Equity In Earnings of 50% or Less Owned Companies	78,465	52,058
Income Tax Expense	28,199	19,790
Income Before Equity in Earnings of 50% or Less Owned Companies	50,266	32,268
Equity in Earnings of 50% or Less Owned Companies	3,527	4,579
Net Income	53,793	36,847
Net Income attributable to Noncontrolling Interests in Subsidiaries	799	202
Net Income attributable to SEACOR Holdings Inc.	$ 52,994	$ 36,645

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$ 2.68	$ 1.64

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$ 2.36	$ 1.50

Weighted Average Common Shares of Outstanding:
Basic	19,761,776	22,343,655
Diluted	23,507,459	26,011,338

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, unaudited)

	Three Months Ended
	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008

Operating Revenues	$ 399,516	$ 454,926	$ 437,608	$ 408,967	$ 354,455

Costs and Expenses:
Operating	248,412	291,898	269,874	274,304	235,040
Administrative and general	38,682	49,291	41,487	45,095	39,005
Depreciation and amortization	39,264	41,300	39,598	37,728	37,800
	326,358	382,489	350,959	357,127	311,845

Gains on Asset Dispositions and Impairments, Net	16,760	37,899	20,074	19,274	11,906

Operating Income	89,918	110,336	106,723	71,114	54,516

Other Income (Expense):
Interest income	1,043	2,610	4,329	5,373	7,476
Interest expense	(14,337)	(15,291)	(16,409)	(14,625)	(13,491)
Debt extinguishment gains (losses), net	1,363	6,266	—	(1)	—
Marketable security gains (losses), net	(3,981)	(544)	35,950	383	(5,684)
Derivative gains (losses), net	3,611	(4,512)	(8,430)	(7,113)	6,467
Foreign currency gains (losses), net	658	(4,368)	(6,683)	604	2,610
Other, net	190	83	(89)	162	164
	(11,453)	(15,756)	8,668	(15,217)	(2,458)
Income Before Income Tax Expense and Equity In Earnings of 50% or Less Owned Companies	78,465	94,580	115,391	55,897	52,058
Income Tax Expense	28,199	28,000	42,849	19,933	19,790
Income Before Equity in Earnings of 50% or Less Owned Companies	50,266	66,580	72,542	35,964	32,268
Equity in Earnings of 50% or Less Owned Companies	3,527	4,015	2,160	1,315	4,579
Net Income	53,793	70,595	74,702	37,279	36,847
Net Income attributable to Noncontrolling Interests in Subsidiaries	799	124	363	191	202
Net Income attributable to SEACOR Holdings Inc.	$ 52,994	$ 70,471	$ 74,339	$ 37,088	$ 36,645

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$ 2.68	$ 3.58	$ 3.68	$ 1.74	$ 1.64

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$ 2.36	$ 3.11	$ 3.20	$ 1.57	$ 1.50

Weighted Average Common Shares of Outstanding:
Basic	19,762	19,704	20,183	21,363	22,344
Diluted	23,507	23,471	23,999	25,171	26,011
Common Shares Outstanding at Period End	20,191	20,018	19,976	21,117	22,223

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS

(in thousands, unaudited)

	Three Months Ended
	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008

Offshore Marine Services
Operating Revenues	$ 164,783	$ 185,956	$ 196,911	$ 171,214	$ 154,647
Costs and Expenses:
Operating	78,839	93,443	97,790	104,599	94,270
Administrative and general	10,198	15,344	14,473	15,801	12,804
Depreciation and amortization	13,689	14,146	13,689	13,674	14,125
	102,726	122,933	125,952	134,074	121,199

Gains on Asset Dispositions and Impairments, Net	14,446	34,200	13,516	14,352	7,138
Operating Income	$ 76,503	$ 97,223	$ 84,475	$ 51,492	$ 40,586

Marine Transportation Services
Operating Revenues	$ 26,537	$ 28,776	$ 27,535	$ 28,764	$ 28,953
Costs and Expenses:
Operating	16,771	16,874	22,391	16,762	16,219
Administrative and general	1,184	1,771	1,486	1,607	1,438
Depreciation and amortization	7,999	7,997	7,997	8,039	7,980
	25,954	26,642	31,874	26,408	25,637

Gains on Asset Dispositions	—	—	—	—	3,629
Operating Income (Loss)	$ 583	$ 2,134	$ (4,339)	$ 2,356	$ 6,945

Inland River Services
Operating Revenues	$ 37,014	$ 44,038	$ 36,517	$ 33,322	$ 30,145
Costs and Expenses:
Operating	19,409	21,304	23,079	21,310	16,726
Administrative and general	2,136	2,048	1,800	1,916	2,123
Depreciation and amortization	4,866	4,440	4,146	4,032	3,964
	26,411	27,792	29,025	27,258	22,813

Gains on Asset Dispositions	2,261	4,138	4,073	1,472	711
Operating Income	$ 12,864	$ 20,384	$ 11,565	$ 7,536	$ 8,043

Aviation Services
Operating Revenues	$ 59,385	$ 57,557	$ 73,483	$ 63,795	$ 53,792
Costs and Expenses:
Operating	40,317	44,931	49,991	46,697	39,871
Administrative and general	4,151	5,432	5,174	4,895	4,629
Depreciation and amortization	8,706	10,379	9,571	8,672	7,789
	53,174	60,742	64,736	60,264	52,289

Gains (Losses) on Asset Dispositions and Impairments, Net	45	(26)	1,307	3,208	394
Operating Income (Loss)	$ 6,256	$ (3,211)	$ 10,054	$ 6,739	$ 1,897

Environmental Services
Operating Revenues	$ 34,234	$ 45,360	$ 42,177	$ 37,984	$ 42,509
Costs and Expenses:
Operating	24,077	30,253	29,904	26,571	30,598
Administrative and general	7,241	7,471	5,924	8,423	5,709
Depreciation and amortization	1,754	2,161	2,033	1,414	1,445
	33,072	39,885	37,861	36,408	37,752

Gains on Asset Dispositions	8	5	—	84	35
Operating Income	$ 1,170	$ 5,480	$ 4,316	$ 1,660	$ 4,792

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS (continued)

(in thousands, unaudited)

	Three Months Ended
	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008

Commodity Trading
Operating Revenues	$ 64,503	$ 79,881	$ 44,290	$ 55,419	$ 28,674
Costs and Expenses:
Operating	61,871	78,425	37,746	46,977	26,757
Administrative and general	1,839	5,231	1,358	1,644	727
Depreciation and amortization	—	—	—	—	—
	63,710	83,656	39,104	48,621	27,484

Gains on Asset Dispositions	—	—	—	—	—
Operating Income (Loss)	$ 793	$ (3,775)	$ 5,186	$ 6,798	$ 1,190

Harbor and Offshore Towing Services
Operating Revenues	$ 16,346	$ 16,792	$ 19,529	$ 19,929	$ 16,257
Costs and Expenses:
Operating	10,704	9,812	11,941	12,959	11,109
Administrative and general	2,020	2,654	2,571	2,398	1,771
Depreciation and amortization	1,952	1,940	1,884	1,648	2,267
	14,676	14,406	16,396	17,005	15,147

Gains (Losses) on Asset Dispositions	—	(5)	—	158	—
Operating Income	$ 1,670	$ 2,381	$ 3,133	$ 3,082	$ 1,110

Other
Operating Revenues	$ —	$ —	$ 270	$ 104	$ —
Costs and Expenses:
Operating	—	—	—	—	—
Administrative and general	206	122	117	131	202
Depreciation and amortization	—	—	3	8	—
	206	122	120	139	202

Gains (Losses) on Asset Dispositions	—	(16)	1,178	—	—
Operating Income (Loss)	$ (206)	$ (138)	$ 1,328	$ (35)	$ (202)

Corporate and Eliminations
Operating Revenues	$ (3,286)	$ (3,434)	$ (3,104)	$ (1,564)	$ (522)
Costs and Expenses:
Operating	(3,576)	(3,144)	(2,968)	(1,571)	(510)
Administrative and general	9,707	9,218	8,584	8,280	9,602
Depreciation and amortization	298	237	275	241	230
	6,429	6,311	5,891	6,950	9,322

Losses on Asset Dispositions and Impairments, Net	—	(397)	—	—	(1)
Operating Loss	$ (9,715)	$ (10,142)	$ (8,995)	$ (8,514)	$ (9,845)

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$ 376,720	$ 275,442	$ 326,143	$ 422,569	$ 444,787
Restricted cash	23,984	20,787	23,659	30,072	39,152
Marketable securities	50,785	53,817	72,862	97,920	75,669
Receivables:
Trade, net of allowance for doubtful accounts	262,170	277,350	294,330	272,291	250,789
Other	41,515	40,141	57,892	54,520	72,073
Inventories	62,065	66,278	50,234	42,063	35,021
Deferred income taxes	5,164	5,164	9,929	9,929	9,929
Prepaid expenses and other	11,286	10,499	8,943	12,067	9,196
Total current assets	833,689	749,478	843,992	941,431	936,616
Property and Equipment	2,761,837	2,741,322	2,706,500	2,665,956	2,511,118
Accumulated depreciation	(649,971)	(601,806)	(596,017)	(578,100)	(554,838)
Net property and equipment	2,111,866	2,139,516	2,110,483	2,087,856	1,956,280
Investments, at Equity, and Receivables from 50% or Less Owned Companies	158,066	150,062	143,190	115,701	117,409
Construction Reserve Funds & Title XI Reserve Funds	297,681	305,757	265,586	270,357	413,681
Goodwill	52,919	51,496	61,401	63,101	62,020
Intangible Assets	27,230	28,478	29,707	28,079	29,292
Other Assets, net of allowance for doubtful accounts	36,086	34,867	30,606	39,430	33,845
	$3,517,537	$3,459,654	$3,484,965	$3,545,955	$3,549,143

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$ 12,301	$ 33,671	$ 10,301	$ 10,385	$ 11,414
Current portion of capital lease obligations	921	907	15,074	33,682	864
Accounts payable and accrued expenses	104,023	102,798	105,496	101,942	93,079
Other current liabilities	145,421	139,425	226,395	273,185	254,522
Total current liabilities	262,666	276,801	357,266	419,194	359,879
Long-Term Debt	910,156	895,689	904,072	898,265	897,005
Capital Lease Obligations	7,426	7,685	7,940	8,192	8,439
Deferred Income Taxes	530,825	515,455	520,871	501,602	503,855
Deferred Gains and Other Liabilities	111,714	121,796	126,281	127,217	131,259
Total liabilities	1,822,787	1,817,426	1,916,430	1,954,470	1,900,437
Equity:
SEACOR Holdings Inc. stockholders equity:
Preferred stock	—	—	—	—	—
Common stock	325	324	323	323	323
Additional paid-in capital	959,092	956,457	951,109	947,791	944,760
Retained earnings	1,455,765	1,402,771	1,332,300	1,257,961	1,220,873
Shares held in treasury, at cost	(723,154)	(724,357)	(724,165)	(628,041)	(531,236)
Accumulated other comprehensive income (loss)	(5,614)	(5,045)	(2,977)	1,470	1,779
	1,686,414	1,630,150	1,556,590	1,579,504	1,636,499
Noncontrolling interests in subsidiaries	8,336	12,078	11,945	11,981	12,207
Total equity	1,694,750	1,642,228	1,568,535	1,591,485	1,648,706
	$3,517,537	$3,459,654	$3,484,965	$3,545,955	$3,549,143

SEACOR HOLDINGS INC.

EQUIPMENT BY LINE OF BUSINESS

	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008

Offshore Marine Services
Anchor handling towing supply	21	20	20	20	20
Crew	71	75	77	76	77
Mini-supply	15	16	19	20	21
Standby safety	28	29	29	29	29
Supply	28	27	27	28	26
Towing supply	13	14	15	16	18
Specialty	9	9	10	13	14
	185	190	197	202	205

Marine Transportation Services
U.S.-flag product tankers	8	8	8	8	8

Inland River Services
Inland river dry cargo barges-open	333	345	338	318	318
Inland river dry cargo barges-covered	629	632	637	659	665
Inland river liquid tank barges	87	86	75	75	70
Inland river deck barges	26	26	26	26	26
Inland river towboats	23	22	21	20	20
Dry-cargo vessel	1	—	—	—	—
	1,099	1,111	1,097	1,098	1,099

Aviation Services
Light helicopters – single engine	64	63	62	62	64
Light helicopters – twin engine	55	55	53	55	54
Medium helicopters	63	62	58	57	55
Heavy helicopters	6	7	6	5	3
	188	187	179	179	176

Harbor and Offshore Towing Services
Harbor and offshore tugs	35	35	35	35	36
Ocean liquid tank barges	3	3	3	2	2
	38	38	38	37	38